Exhibit 5.1
[Letterhead of Dorsey & Whitney LLP]
June 18, 2007
Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
Re: Registration Statement on Form S-3 (File No. 333-142586)
Ladies and Gentlemen:
     We have acted as counsel to Otelco Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-3 (File No. 333-142586) (as amended, the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to an aggregate of 3,450,000 shares of Class A common stock, par value $0.01 per share, of the Company (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Shares”), (ii) up to $25,875,000 aggregate principal amount of senior subordinated notes due 2019 of the Company (together with any additional senior subordinated notes that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Notes”), (iii) up to an aggregate of 3,450,000 Income Deposit Securities of the Company (together with any additional Income Deposit Securities that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “IDSs”), each representing one Share and a 13% Note with a $7.50 principal amount, and (iv) guarantees to be issued by the Guarantors with respect to the Notes (the “Guarantees”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Covered Guarantors (as defined below), that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments and that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) and executed and delivered by such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company, the Guarantors and public officials.

     Based on the foregoing, we are of the opinion that:
     1.     The IDSs have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the IDSs in accordance with the Underwriting Agreement among the Company, the Guarantors and CIBC World Markets Corp. and UBS Securities LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”), will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
     2.     The Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of such Shares in accordance with the Underwriting Agreement and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Shares, the Shares will be legally issued, fully paid and non-assessable.
     3.     The Notes have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, dated as of December 21, 2004, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 3, 2006, and to be further supplemented by a Second Supplemental Indenture (as so supplemented, the “Indenture”), and the authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
     4.     The Guarantees to be issued by the Covered Guarantors have been duly authorized by all necessary corporate or limited liability company action on the part of the Covered Guarantors.
     5.     Upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture and the authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
     For purposes of this opinion letter, “Covered Guarantors” means Brindlee Holdings LLC, Mid-Maine Communications, Inc., Mid-Missouri Holding Corp., Otelco Telecommunications LLC and Otelco Telephone LLC, each a Delaware limited liability company or corporation.

     Our opinions expressed above are limited to the laws of the States of New York and Delaware.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,
/s/ Dorsey & Whitney LLP

SK/JBW

SCHEDULE I
Guarantors

Name	Jurisdiction

Brindlee Holdings LLC	Delaware
Brindlee Mountain Telephone Company	Alabama
Blountsville Telephone Company, Inc.	Alabama
Hopper Holding Company, Inc.	Alabama
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Maine Communications, Inc.	Delaware
Mid-Maine TelPlus	Maine
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Page & Kiser Communications, Inc.	Alabama

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